SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934
(Amendment No. __)

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Bluerock Total Income+ Real Estate Fund

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September 3, 2025

Dear Shareholder,

We are pleased to share that there has been strong shareholder participation in connection with the Bluerock Total Income+ Real Estate Fund (the “Fund”) Special Meetings of Shareholders (the “Meetings”). Proposal 1 as well as Proposals 3-14 were all approved at the Meetings held today.
Proposal 2, which is subject to higher quorum requirements, has not yet reached sufficient quorum of votes to approve the measure. As a result, the Board of Trustees has adjourned the meeting until September 25, 2025, to allow time to solicit additional votes. Importantly, approximately 80% of the votes cast for Proposal 2 to date have been FOR the proposal.
Approval of Proposal 2 is required to permit the Fund to list its shares on the New York Stock Exchange (“NYSE”). IF THE PROPOSAL IS APPROVED AND THE FUND IS LISTED ON THE NYSE, ALL SHAREHOLDERS WILL BE ABLE TO SELL AND BUY FUND SHARES DAILY AT THEIR MARKET PRICE and the Fund’s total annual operating expenses are expected to decrease. The Fund’s investment objective and investment policies will remain unchanged.

The Fund’s Board of Trustees and independent proxy advisory firms ISS and Glass Lewis recommend shareholders vote FOR Proposal 2.

We need your vote to achieve quorum and approve Proposal 2. We ask that you join your fellow shareholders who have voted by signing, dating and mailing your proxy card in the postage paid return envelope today or follow the voting instructions on your proxy card to vote by internet or telephone.
If you have any questions regarding the proxy or need assistance voting, please call our proxy solicitor, Sodali Fund Solutions (“Sodali”), at 1-877-614-9587. Please note that if you have not yet voted you may receive a call from Sodali. You can vote over the phone with a representative.
Once you vote, you will no longer receive phone calls, mailed letters or reminder emails. Voting also saves the Fund additional expenses and fees. We appreciate you casting your vote today.

Thank you,

RAMIN KAMFAR CHAIRMAN OF THE BOARD
BLUEROCK TOTAL INCOME+ REAL ESTATE FUND

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